Exhibit 10.1

OCEAN POWER TECHNOLOGIES, INC.

and

ROBERT P. POWERS

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made as of this 13th day of December 2021 (the “Effective Date”) by and between Ocean Power Technologies, Inc., a New Jersey corporation (the “Company”), and Robert P. Powers (“Executive”).

1. Employment

The effectiveness of this Agreement is conditioned upon the completion of a background investigation of the Executive to the satisfaction of the Company’s President and Chief Executive Officer (“CEO”) as well as the Board of Directors (“Board”) and Executive delivering to the Company on or before the Effective Date: (i) documentation evidencing Executive’s eligibility to work in the U.S., and (ii) a fully completed and executed Form I-9 and the documentation contemplated by the Form I-9 evidencing his identity and work authorization. During the Employment Period (as defined in Section 4 below), the Company will employ Executive and Executive will serve as Chief Financial Officer (“CFO”), and in that capacity function as the Company’s principal financial officer reporting directly to the President and CEO.

2. Duties and Responsibilities of Executive on the Effective Date

(a) During the Employment Period, Executive will devote substantially all of his professional time and efforts to the business of the Company, will act in the best interests of the Company and will perform with due care his duties and responsibilities. Executive’s duties will include those commensurate with the position of CFO as well as such additional duties and responsibilities as may be assigned to him by the CEO or the Board from time to time.

(b) Executive agrees to cooperate fully with the CEO and Board and not engage directly or indirectly in any activity that materially interferes with the performance of Executive’s duties and responsibilities. During the Employment Period, Executive will not hold outside employment, join, be a member of or serve on any corporate, civic or charitable boards or committees, or perform substantial personal services for parties unrelated to the Company without the advance written approval of the CEO and the Nominating & Governance Committee of the Board. Furthermore, Executive agrees to disclose to Company any such items as of the Effective Date.

(c) Executive represents and covenants to the Company that he is not subject to, or a party to, any employment agreement, non-competition covenant, non-solicitation agreement, nondisclosure agreement, or any other agreement, covenant, understanding or restriction that would prohibit Executive from executing this Agreement and fully performing his duties and responsibilities under this Agreement.

1

(d) Executive acknowledges and agrees that Executive owes the Company a duty of loyalty and that any obligations described in this Agreement are in addition to, and not in lieu of, any obligations Executive owes the Company as a matter of law.

(e) Executive’s base of operations will be at the Company’s offices located in Monroe Township, New Jersey. This work schedule may be amended as needed and in compliance with Company’s policies, which may be amended from time to time, including but not limited to flexible working. Executive may be required to travel and work for extended periods of time outside of his base of operations including but not limited to international travel.

3. Compensation

(a) Base Salary Commencing on the Effective Date and during the Employment Period, the Company will pay to Executive an annual base salary of $280,000 (the “Base Salary”), which salary will be payable on a bi-monthly basis in conformity with the Company’s customary payroll practices for executive salaries. Executive’s Base Salary will be reviewed for adjustment by the CEO and the Compensation Committee of the Board (“Compensation Committee”) annually, but not during the first year of employment, at the time that the CEO and the Compensation Committee reviews salaries for other senior executives. For all purposes of this Agreement, Executive’s Base Salary will include any portion thereof which Executive elects to defer under a nonqualified plan or arrangement, if any.

(b) Short-Term Incentive Bonus During the Employment Period, Executive will be eligible for an annual, discretionary, performance-based Short-Term Incentive (“STI”) cash bonus (the “STI Bonus”) targeted at 50% of Base Salary (which will be prorated for fiscal year 2022) on such terms and conditions as may be determined by the CEO and the Board or the Compensation Committee. The STI Bonus earned, if any, with respect to a fiscal year will be subject to the performance of Executive and the Company during such fiscal year, relative to performance goals established for such fiscal year by the CEO and the Board or the Compensation Committee. The Compensation Committee shall determine the level of attainment of performance goals and the amount of the STI Bonus following the end of each fiscal year. Except as provided in Section 7 of this Agreement, Executive shall be eligible to receive the STI Bonus (if any) provided that Executive is actively employed by the Company on the date the STI Bonus is paid. The Board will establish the STI goals for fiscal year 2022 that are applicable to Executive, which may consist of the same STI goals for fiscal year 2022 that have already been established for other senior executives.

(c) Long-Term Incentive Compensation During the Employment Period, Executive will be eligible to receive equity based awards pursuant to the Company’s 2015 Omnibus Incentive Plan, as may be amended from time to time, or such successor plan (the “LTI”), subject to such terms and conditions as may be determined by the Board or the Compensation Committee (the “Equity Awards”). The Equity Awards shall be subject to such restrictions, vesting and other conditions and limitations as set forth in the LTI and any applicable award documents. Notwithstanding the foregoing and in light of the one-time RSU Award set forth in Section 3(d) below, the Executive shall not be eligible for an Equity Award for fiscal year 2022 and shall not be eligible to participate in the LTI plan for fiscal year 2022.

2

(d) One-Time RSU Award Subject to the approval of the Compensation Committee and the Board, the Company shall grant to Executive, and Executive shall receive, a one-time grant of 75,000 shares of Company common stock in the form of restricted stock units (RSUs) on the Effective Date. The RSU Award will vest, if at all, in accordance with the following schedule (subject to Executive’s continued employment with the Company through the applicable vesting date) and will otherwise be subject to the terms and conditions of the LTI and any applicable award documents:

	First anniversary @ the grant date of RSU Award	Second Anniversary @ grant date of RSU Award
Time-based vesting	1/6th of the RSU Award	1/6th of the RSU Award
Performance-based vesting – positive Total Shareholder Return	1/3rd of the RSU Award	1/3rd of the RSU Award

(e) Withholding Executive’s Base Salary, STI Bonus, RSU Award, and other compensation payments hereunder will be subject to such payroll and other taxes, withholdings, assessments and deductions as may be required by applicable law.

(f) Stock Holding Guidelines Executive agrees that while Executive is employed under the terms of this Agreement, Executive will be subject to the Company’s Stock Holding Guidelines for Named Executive Officers and Directors, which may be amended from time to time.

4. Term of Employment

(a) The initial Term of this Agreement will be for the period beginning on the Effective Date and ending at midnight (Eastern Time) on the first anniversary of the Effective Date. The Term will be extended automatically for successive one-year periods unless either party gives the other written notice of its intent to terminate the Agreement not less than 90 days prior to the end of the then-current Term. The initial Term and any extensions are hereinafter referred to as the “Term.” The date on which this Agreement is terminated at the end of the Term or in accordance with Section 6 will be referred to herein as the “the Termination Date.”

(b) The period commencing on the Effective Date and ending at the close of business on the Termination Date will constitute the “Employment Period.”

(c) Notwithstanding any other provision of this Agreement, this Agreement may be terminated at any time during the Employment Period in accordance with Section 6.

3

5. Benefits

Subject to the terms and conditions of this Agreement, Executive will be entitled to the following benefits during the Employment Period:

(a) Reimbursement of Business Expenses The Company agrees to promptly reimburse Executive for reasonable business-related expenses incurred in the performance of Executive’s duties under this Agreement upon receipt by the Company of proper documentation with respect thereto (setting forth the amount, business purpose and establishing payment), subject to the Company’s written expense reimbursement policies and any written pre-approval policies in effect from time to time.

(b) Benefit Plans and Programs To the extent permitted by applicable law, Executive (and where applicable, his plan-eligible dependents) will be eligible to participate in all benefit plans and programs, including improvements or modifications of the same, then being actively maintained by the Company for the benefit of its executive employees (or for an employee population which includes its executive employees), subject in any event to the eligibility requirements and other terms and conditions of those plans and programs, including, without limitation, 401(k) plan, medical and dental insurance, life insurance and disability insurance. The Company will not, however, by reason of this Section 5(b), have any obligation to institute, maintain, or refrain from changing, amending, or discontinuing any such benefit plan or program.

(c) Vacation Executive shall be entitled to four (4) weeks of paid vacation annually (pro-rated for fiscal 2022), provided that such time will not carry over from one year to the next except as permitted by the Company’s policies as may be in effect from time to time. Executive shall also be eligible for all other holiday and leave pay generally available to other senior executives of the Company.

6. Termination of Agreement

(a) Automatic Termination in the Event of Death This Agreement will automatically terminate in the event of Executive’s death.

(b) Company’s Right to Terminate At any time during the Employment Period, the Company will have the right to terminate this Agreement for any of the following reasons:

(1)	Upon Executive’s Disability (as defined below);
(2)	For Cause (as defined in Section 7); or
(3)	For any other reason whatsoever, in the sole and complete discretion of the Company.

4

(c) Executive’s Right to Terminate At any time during the Employment Period, Executive will have the right to terminate this Agreement for:

(1)	Good Reason (as defined in Section 7); or
(2)	For any other reason whatsoever, in the sole and complete discretion of Executive.

(d) Disability For purposes of this Agreement, “Disability” means that Executive has sustained sickness or injury that renders Executive incapable of performing substantially all of the duties and responsibilities required of Executive hereunder for a period of 90 consecutive calendar days or a total of 120 calendar days during any 12-month period. The existence of a Disability will be determined in the sole and reasonable discretion of the Board.

(e) Notices Any termination of this Agreement by the Company under Section 6(b) or by Executive under Section 6(c) will be communicated by a Notice of Termination to the other party. A “Notice of Termination” means a written notice that: (i) indicates the specific termination provision in this Agreement relied upon; and (ii) if the termination is by the Company for Cause or by Executive for Good Reason, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated. The Notice of Termination must specify the Termination Date. A Notice of Termination may be delivered (1) personally, (2) by a recognized express overnight courier service courier or delivery service with signature by the recipient as established by the sender by evidence obtained from such courier, (3) by facsimile or email transmission (with acknowledgement by recipient of complete transmission) or (4) by United States mail, registered or certified mail, return receipt requested, postage prepaid. The Termination Date may be as early as 14 calendar days after the Notice of Termination is given but no later than 60 calendar days after the Notice of Termination is given, unless otherwise agreed to by the parties in writing.

(f) Resignation from Positions Upon termination of this Agreement, Executive will immediately resign from all other positions that Executive holds with the Company or its affiliates, unless otherwise agreed to in writing by the parties. Executive agrees to cooperate with the Company to take all actions reasonably necessary or appropriate to effectuate his resignation any other positions.

7. Severance Payments

(a) Termination by the Company Subject to the terms and conditions of this Agreement, including Section 7(h) below, if the Company terminates this Agreement during the first year having worked not less than six continuous months of the Employment Period pursuant to Sections 6(b)(1) or 6(b)(3), then the Company will pay Executive severance in the amount of three months of Base Salary in a lump sum within 30 days after the Termination Date subject to all applicable withholding. If the Company terminates this Agreement after the first year of the Employment Period pursuant to Sections 6(b)(1) or 6(b)(3), then the Company will pay Executive severance in the amount of six months of Base Salary in a lump sum within 60 days after the Termination Date subject to all applicable withholding. If termination occurs pursuant to Section 7(c) then the provisions in Section 7(c) apply in lieu of the provisions contained in this Section 7(a).

5

(b) Termination by Executive for Good Reason Subject to the terms and conditions of this Agreement, including Section 7(h) below, if Executive terminates this Agreement during the first year having worked not less than six continuous months of the Employment Period pursuant to Section 6(c)(1), then the Company will pay Executive severance in the amount of three months of Base Salary in a lump sum within 30 days after the Termination Date subject to all applicable withholding. If Executive terminates this Agreement after the first year of the Employment Period pursuant to Section 6(c)(1), then the Company will pay Executive severance in the amount of six months of Base Salary in a lump sum within 60 days after the Termination Date subject to all applicable withholding. If termination occurs pursuant to Section 7(c) then the provisions in Section 7(c) apply in lieu of the provisions contained in this Section 7(b).

(c) Termination after a Change of Control Subject to the terms and conditions of this Agreement, including Section 7(h) below, if a Change of Control (as defined below) occurs and Executive is terminated pursuant to Section 6(b)(3) or Executive terminates this Agreement during the Employment Period pursuant to Section 6(c)(1) within 90 days after such occurrence, then the Company will pay Executive severance in the amount of three months of Base Salary in a lump sum within 60 days after the Termination Date subject to all applicable withholding.

(d) Termination upon Failure to Renew by the Company Subject to the terms and conditions of this Agreement, including Section 7(h) below, in the event that this Agreement terminates at the end of the Term and is not renewed as a result of a decision by the Company not to renew this Agreement, prior to a decision by Executive not to renew this Agreement, and the Executive terminates his employment within 30 days after receiving notice of the non-renewal, the Company will pay Executive severance in the amount of three months of Base Salary in a lump sum within 60 days after the Termination Date subject to all applicable withholding.

(e) Additional Benefits Subject to the terms and conditions of this Agreement, including Section 7(h) below, if the Company is required to pay Executive severance pursuant to Section 7(a), 7(b), 7(c), or 7(d), then:

(1)	Such severance will be paid in addition to any other payments the Company makes to Executive (including, without limitation, salary, any STI bonus, any LTI compensation, benefits, and expense reimbursements) in discharge of the Company’s obligations to Executive under this Agreement with respect to periods ending coincident with or prior to the Termination Date.
(2)	Payments under Sections 7(a), 7(b), 7(c), or 7(d) will be in lieu of any severance benefits otherwise due to Executive under any severance pay plan or program maintained by the Company that covers its employees and/or its executives except to the extent otherwise expressly provided in such severance pay plan or program.
(3)	The expiration date of any vested options held by Executive will be extended to a date that is 90 days after the Termination Date.

6

In addition to the foregoing benefits but only in the event the Company is required to pay Executive severance by the express terms of Section 7(c) , to the extent Executive has not previously vested in such rights (whether in accordance with Section 8 hereof or otherwise), Executive will become fully vested in all of the rights and interests held by Executive under the Company’s stock and other equity plans as of the Termination Date, including without limitation any stock options, restricted stock, restricted stock units, performance units, and/or performance shares.

(f) Cause For the purposes of this Agreement, “Cause” means the occurrence or existence, prior to occurrence of circumstances constituting Good Reason, of any of the following events during the Employment Period:

(1)	Executive’s gross negligence or material mismanagement in performing, or material failure or inability (excluding as a result of death or Disability) to perform, Executive’s duties and responsibilities as described herein or as lawfully directed by the President & CEO or the Board;
(2)	Executive’s willful misconduct or material dishonesty against the Company or any of its affiliates (including theft, misappropriation, embezzlement, forgery, fraud, falsification of records, or misrepresentation) or any act that results in material injury to the reputation, business or business relationships of the Company or any of its affiliates;
(3)	Executive’s material breach of: (i) this Agreement (including any misrepresentations in connection with the execution of the Agreement); (ii) any fiduciary duty owed by Executive to the Company or its affiliates; or (iii) any written workplace policies applicable to Executive (including the Company’s code of conduct and policy on workplace harassment) whether adopted on or after the date of this Agreement, provided that the Board gives Executive written notice of such breach within 90 calendar days from the first date that the Board is aware, or reasonably should be aware, of such breach.
(4)	Executive’s having been convicted of, or having entered a plea bargain, a plea of nolo contendere or settlement admitting guilt for, any felony, any crime of moral turpitude, or any other crime that could reasonably be expected to have a material adverse impact on the Company’s or any of its affiliates’ reputations; or
(5)	Executive’s having committed any material violation of any federal law regulating securities (without having relied on the advice of the Company’s attorney) or having been the subject of any final order, judicial or administrative, obtained or issued by the Securities and Exchange Commission, for any securities violation involving fraud, including, for example, any such order consented to by Executive in which findings of facts or any legal conclusions establishing liability are neither admitted nor denied.

7

(g) Good Reason For the purposes of this Agreement, “Good Reason” means the occurrence, prior to the occurrence of circumstances constituting Cause, of any of the following events during the Employment Period without Executive’s consent:

(1)	Any material breach by the Company of this Agreement;
(2)	A material reduction in Executive’s authority or job duties, responsibilities and requirements that is inconsistent with Executive’s position as Chief Financial Officer of the Company and Executive’s prior authority, duties, responsibilities and requirements; or
(3)	A material reduction in the Executive’s Base Salary or STI Bonus opportunity unless a proportionate reduction is made to the Base Salary or STI Bonus opportunity of all of the Company’s executives.

Executive must provide written notice of termination for Good Reason to the Company within fifteen (15) calendar days after the event constituting Good Reason first occurs, which notice shall state such Good Reason in reasonable detail. The Company shall have a period of fifteen (15) calendar days in which it may correct the act or failure to act that constitutes the grounds for Good Reason as set forth in Executive’s notice of termination. If the Company does not correct the act or failure to act, Executive must terminate Executive’s employment for Good Reason within fifteen (15) calendar days after the end of the cure period, in order for the termination to be considered a Good Reason termination.

(h) General Waiver and Release of Claims The receipt of any severance or other benefits pursuant to this Section 7 will be subject to Executive timely executing and not revoking a general waiver and release of claims reasonably acceptable to the Company in its discretion that becomes effective no later than sixty (60) calendar days following Executive’s Termination Date (such date, the “Release Effective Date”). If the release does not become effective by the Release Effective Date, provided the Company has acted in good faith, Executive will forfeit any rights to severance payments or benefits under this Agreement. To the extent that any severance payments or benefits are “non-qualified deferred compensation” under Section 409A (as defined in Section 24 below) that is not otherwise exempt from the application of Section 409A, and if the sixty (60) calendar day period referenced above spans two calendar years, then, the payment of such amounts will not occur until the later of (i) the first payroll date to occur during the calendar year following the calendar year in which the Termination Date occurs or (ii) the Release Effective Date.

(i) Exclusive Payments Except as provided above, no severance or other payment in the way of severance will be made to Executive upon termination of this Agreement.

8. Change of Control

(a) If a Change of Control occurs during the Employment Period, Executive will thereupon become 100% vested in all of the rights and interests then held by Executive under the Company’s stock and other equity plans (to the extent not already vested), including without limitation any stock options, restricted stock, restricted stock units, performance units, and/or performance shares.

8

(b) Change of Control For the purposes of this Agreement, “Change of Control” means that, after the Effective Date, the following two events have occurred: (1) the Executive (i) is requested to resign by the Company, (ii) is terminated by the Company without Cause, or (iii) events or circumstances have occurred that constitute Good Reason; and (2) one of the following has occurred: (i) any person or group of affiliated or associated persons acquires more than 50% of the voting power of the Company; (ii) the consummation of a sale of all or substantially all of the assets of the Company; (iii) the dissolution of the Company; (iv) a majority of the members of the Board are replaced during any 12-month period; or (v) the consummation of any merger, consolidation, or reorganization involving the Company in which, immediately after giving effect to such merger, consolidation or reorganization (the “Transaction”), less than 50.1% of the total voting power of outstanding stock of the surviving or resulting entity is then “beneficially owned” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) in the aggregate by the stockholders of the Company immediately prior to such merger, consolidation or reorganization; provided, however, that if the Board, in its sole discretion, approves the Transaction, such Transaction shall not be a Change of Control event.

9. Conflicts of Interest

Executive agrees that he will promptly disclose to the CEO and the Board any conflict of interest involving Executive upon Executive becoming aware of such conflict. For sake of clarity but not be construed as an exclusive list of such conflicts, Executive’s ownership of any interest in any business organization that competes directly or indirectly with the Company in the wave energy industry anywhere in the world will be deemed to constitute a conflict of interest.

10. Confidentiality

The Company agrees to provide Executive valuable Confidential Information of the Company and of third parties who have supplied such information to the Company. In consideration of such Confidential Information and other valuable consideration provided hereunder, Executive agrees to comply with this Section 10.

9

(a) Confidential Information For the purposes of this Agreement, “Confidential Information” means, without limitation and regardless of whether such information or materials are expressly identified as confidential or proprietary: (i) any and all material non-public, confidential or proprietary information or work product of the Company or its affiliates; (ii) any non-public information that gives the Company or its affiliates a material competitive business advantage or the opportunity of obtaining such advantage; (iii) any material non-public information the disclosure or improper use of which is reasonably expected to be materially detrimental to material interests of the Company or its affiliates; (iv) any material trade secrets of the Company or its affiliates; and (v) any other material non-public information of or regarding the Company or any of its affiliates, or its or their past, present or future, direct or indirect, potential or actual officers, directors, employees, owners, or business partners, including but not limited to information regarding any of their material businesses, operations, assets, liabilities, properties, systems, methods, models, processes, results, performance, investments, investors, financial affairs, future plans, business prospects, acquisition or investment opportunities, strategies, business partners, business relationships, contracts, contractual relationships, organizational or personnel matters, policies or procedures, management or compensation matters, compliance or regulatory matters, as well as any technical, seismic, industry, market or other data, studies or research, or any forecasts, projections, valuations, derivations or other analyses, performed, generated, collected, gathered, synthesized, purchased or owned by, or otherwise in the possession of, the Company or its affiliates or which Executive has learned of through his employment with the Company. Confidential Information also includes any non-public, confidential or proprietary information about or belonging to any third party that the Company or its affiliates have agreed in writing to keep confidential. Notwithstanding the foregoing, Confidential Information does not include any information which is or becomes generally known by the public other than as a result of Executive’s actions or inactions.

(b) Protection Executive promises, except in the regular course of the Company’s business or as required by law: (i) to keep Confidential Information, and all documentation, materials and information relating thereto, strictly confidential; (ii) not to use the Confidential Information for any purpose other than as required in connection with fulfilling his duties as Chief Financial Officer for the benefit of the Company; and (iii) to return to the Company all documents and electronically stored information, including but not limited to all Company issued electronic equipment, containing Confidential Information in Executive’s possession upon separation from the Company for any reason.

(c) Disclosure Required By Law If Executive is legally required to disclose any Confidential Information, Executive will promptly notify the Company in writing of such request or requirement so that the Company may seek an appropriate protective order or other relief. Executive agrees to cooperate with and not to oppose any effort by the Company to resist or narrow such request or to seek a protective order or other appropriate remedy. In any case, Executive will: (i) disclose only that portion of the Confidential Information that, according to the advice of Executive’s counsel, is required to be disclosed (and Executive’s disclosure of Confidential Information to Executive’s counsel in connection with obtaining such advice will not be a violation of this Agreement); (ii) use reasonable efforts to obtain assurances that such Confidential Information will be treated confidentially; and (iii) promptly notify the Company in writing of the items of Confidential Information so disclosed.

(d) Third-Party Confidentiality Agreements To the extent that the Company possesses any Confidential Information which is subject to any confidentiality agreements with, or obligations to, third parties, Executive will comply with all such agreements or obligations in full.

(e) Survival The covenants made by Executive in this Section 10, will survive termination of this Agreement for five (5) years following the Termination Date.

10

11. Non-Competition & Non-Solicitation

Executive acknowledges that the Company has invested substantial time, money and resources in the development and retention of its Confidential Information, customers, accounts and business partners, and further acknowledges that during the course of Executive’s employment with the Company Executive has had and will have access to the Company’s Confidential Information and will be introduced to existing and prospective customers, suppliers, accounts and business partners of the Company. Executive acknowledges and agrees that any and all goodwill associated with any existing or prospective customer, supplier, account or business partner belongs exclusively to the Company, including, but not limited to, any goodwill created as a result of direct or indirect contacts or relationships between Executive and any existing or prospective customers, supplier’s accounts or business partners. Additionally, the parties acknowledge and agree that Executive possesses skills that are special, unique or extraordinary and that the value of the Company depends upon his use of such skills on its behalf.

In recognition of the foregoing, Executive agrees that:

(a) During the Term of this Agreement, and for a period of one (1) year thereafter, Executive may not, without the prior written consent of the Company, (whether as an employee, agent, servant, owner, partner, consultant, independent contractor, representative, stockholder, or in any other capacity whatsoever) perform any work anywhere in the world related in any way to the ocean energy and ocean data industry on behalf of any entity or person other than the Company (including Executive). This includes a prohibition against performing work related to products, services and technology sold by, or contemplated to be sold by, the Company.

(b) During the Term of this Agreement, and for a period of one (1) year thereafter, Executive may not entice, solicit or encourage any Company employee to leave the employ of the Company or any independent contractor to sever its engagement with the Company, absent prior written consent from the Company.

(c) During the Term of this Agreement, and for a period of one (1) year thereafter, Executive may not, directly or indirectly, entice, solicit or encourage any customer, prospective customer, supplier or acquirer, acquiree, investor or other business relationship of the Company to cease doing business with the Company, reduce its relationship with the Company or refrain from establishing or expanding a relationship with the Company.

12. Withholdings

The Company may withhold and deduct from any payments made or to be made pursuant to this Agreement all federal, state, local and other taxes as may be required pursuant to any applicable law or governmental regulation or ruling and any other deductions consented to in writing by Executive.

11

13. Severability

It is the desire of the parties hereto that this Agreement be enforced to the maximum extent permitted by law and should any provision contained herein be held unenforceable by a court of competent jurisdiction or arbitrator (pursuant to Section 15), the parties hereby agree and consent that such provision will be reformed to create a valid and enforceable provision to the maximum extent permitted by law; provided, however, if such provision cannot be reformed, it will be deemed ineffective and deleted from this Agreement without affecting any other provision of this Agreement.

14. Title and Headings; Construction

Titles and headings to Sections and paragraphs are for the purpose of reference only and will in no way limit, define or otherwise affect the provisions of this Agreement. Any and all Exhibits referred to in this Agreement are, by such reference, incorporated herein and made a part hereof for all purposes. The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” will refer to the entire Agreement and not to any particular provision hereof. Both parties to this Agreement have approved all language in this Agreement and the language in this Agreement will not be strictly construed in favor of or against either party.

15. Forum Selection and Attorneys’ Fees

Any legal or equitable actions filed by Executive or the Company to enforce the terms of this Agreement, or relating to any other legal or equitable issues that arise between Executive and the Company either during or after Executive’s employment, shall exclusively be filed in New Jersey State Superior Court (Middlesex County) or the United States District Court for the District of New Jersey (Newark Vicinage). Nothing in this paragraph precludes either party from seeking to remove a case filed in New Jersey Superior Court to U.S District Court for the District of New Jersey. In any such action, the court may order the payment of a party’s costs and expenses associated with such action including, without limitation, expert fees and reasonable attorneys’ fees, should the court or jury issue a final judgment in that party’s favor, and the court/judge then determines (i) the party should be considered the “prevailing party” based on the Court’s determination that the party prevailed on the most substantial contested issues, and (ii) the opposing party’s claims or defenses lacked a good faith basis.

16. Governing Law

This Agreement and Release will be interpreted under, and governed by, the laws of the State of New Jersey, without reference to conflict of laws principles.

17. Entire Agreement and Amendment

This Agreement contains the entire agreement of the parties with respect to Executive’s employment and the other matters covered herein (except to the extent that other agreements are specifically referenced herein); moreover, this Agreement supersedes all prior and contemporaneous agreements and understandings, oral or written, between the parties hereto concerning the subject matter hereof and thereof. This Agreement may be amended, waived or terminated only by a written instrument executed by both parties hereto.

12

18. Survival of Certain Provisions

Wherever appropriate to the intention of the parties, the respective rights and obligations of the parties, including but not limited to the rights and obligations set forth in Sections 6 through 15, will survive any termination or expiration of this Agreement for any reason.

19. Waiver of Breach

No waiver by either party of a breach of any provision of this Agreement by the other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party or any similar or dissimilar provision or condition at the same or any subsequent time. The failure of either party to take any action by reason of any breach will not deprive such party of the right to take action at any time while such breach continues.

20. Assignment

Neither this Agreement nor any rights or obligations hereunder will be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession) or by the Company, except as follows. This Agreement shall bind any successor of the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Agreement if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Agreement, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under this Agreement, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The term “Company,” as used in this Agreement, shall mean the Company as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by this Agreement.

21. Notices

Notices provided for in this Agreement will be in writing and will be deemed to have been duly received: (a) when delivered in person or sent by facsimile or email transmission with receipt confirmed; (b) on the first business day after such notice is sent by recognized express overnight courier service or delivery service with signature by the recipient as established by the sender by evidence obtained from such courier; or (c) on the third business day following deposit in the United States mail, registered or certified mail, return receipt requested, postage prepaid and addressed, to the following address, as applicable:

(a) If to Company, addressed to: 28 Engelhard Drive, Suite B, Monroe Township, New Jersey, 08831; Attn: President & CEO.

13

(b) If to Executive, addressed to: 222 Monroe Street, Apt. 1, Brooklyn, NY 11216, or

(c) To such other address as either party may have furnished to the other party in writing in accordance with this Section 21.

22. Counterparts

This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be an original, but all such counterparts will together constitute one and the same instrument. Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by one party, but together signed by both parties.

23. Other Definitions

The parties agree that as used in this Agreement the following terms will have the following meanings: an “affiliate” of a person means any person directly or indirectly controlling, controlled by, or under common control with, such person; the terms “controlling, controlled by, or under common control with” mean the possession, directly or indirectly, of the power to direct or influence or cause the direction or influence of management or policies (whether through ownership of securities or other ownership interest or right, by contract or otherwise) of a person; the term “person” means a natural person, partnership (general or limited), limited liability Company, trust, estate, association, corporation, custodian, nominee, or any other individual or entity in its own or any representative capacity, in each case, whether domestic or foreign.

24. Section 409A

(i) This Agreement is intended to comply with Section 409A of the Internal Revenue Code, as may be amended, and the regulations and guidance promulgated thereunder (“Section 409A”), to the extent applicable. Payments under the Agreement are intended to be exempt from Section 409A under the “short term deferral” exemption, to the maximum extent applicable, and then under the “separation pay” exemption, to the maximum extent applicable. Notwithstanding anything in this Agreement to the contrary, payments may only be made under this Agreement upon an event and in a manner permitted by Section 409A, to the extent applicable. As used in the Agreement, the term “termination of employment,” “resignation” or words of similar import shall mean Executive’s separation from service with the Company within the meaning of Section 409A. In no event may Executive, directly or indirectly, designate the calendar year of a payment. For purposes of Section 409A, each payment hereunder shall be treated as a separate payment and the right to a series of payments shall be treated as the right to a series of separate payments. All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A.

14

(ii) Notwithstanding anything herein to the contrary, if payment of any amount subject to Section 409A is triggered by a separation from service that occurs while Executive is a “specified employee” (as defined by Section 409A), and if such amount is scheduled to be paid within six (6) months after such separation from service, the amount shall accrue without interest and shall be paid the first business day after the end of such six-month period, or, if earlier, within sixty (60) days following Executive’s death. If any payments are postponed due to such requirements, such postponed amounts will be paid in a lump sum to Executive on the first payroll date that occurs after the date that is six months following Executive’s separation of service with the Company without interest.

25. Full Settlement

The Company’s obligations, if any, to make payments to Executive under Section 7 will not be reduced by any failure of Executive to seek other employment. The payments under Section 7 will not be reduced if Executive obtains other employment.

26. Compensation Recovery Policy

Executive agrees and acknowledges that amounts payable under Sections 3(b), 3(c) and 3(d) of this Agreement shall be subject to the terms of any compensation recovery policy or policies established by the Company and approved by the Board as may be amended from time to time (to the extent applicable).

27. Indemnification and Directors and Officers Insurance

In Executive’s capacity as a director, officer, or employee of the Company or serving or having served any other entity as a director, officer, or employee at the Company’s request, Executive shall be indemnified and held harmless by the Company to the fullest extent allowed by law, the Company’s Certificate of Incorporation and Bylaws, from and against any and all losses, claims, damages, liabilities, expenses (including legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which Executive may be involved, or threatened to be involved, as a party or otherwise by reason of Executive’s status, which relate to or arise out of the Company and such other entities, their assets, business or affairs, if in each of the foregoing cases, (i) Executive acted in good faith and in a manner Executive believed to be in the best interests of the Company, and, with respect to any criminal proceeding, had no reasonable cause to believe Executive’s conduct was unlawful, and (ii) Executive’s conduct did not constitute gross negligence or willful or wanton misconduct. The Company shall advance all reasonable expenses incurred by Executive in connection with the investigation, defense, settlement or appeal of any civil or criminal action or proceeding referenced in this Section, including but not necessarily limited to, reasonable fees of legal counsel, expert witnesses or other litigation-related expenses; however, any such advance of reasonable expenses shall be recoverable by the Company if a court of competent jurisdiction determines that the Executive was not subject to the indemnification addressed in this Section 27.

15

Executive and the Company have executed this Agreement to be effective for all purposes as of the Effective Date.

EXECUTIVE:	OCEAN POWER TECHNOLOGIES, INC.:

/s/ Robert P. Powers	/s/ J. Philipp Stratmann

Robert P. Powers	J. Philipp Stratmann
President & CEO
Ocean Power Technologies, Inc.

16